UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 6, 2007
S1 Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-24931 (Commission File Number)	58-2395199 (IRS Employer Identification No.)

705 Westech Drive, Norcross, Georgia (Address of principal executive offices)	30092 (Zip code)
Registrant’s telephone number, including area code: (404) 923-3500
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Rule 425, Rule 14a-12 and Instruction 2 to Rule 14d-2(b)(2)

ITEM 5.02. COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
     (e) On September 14, 2007, S1 Corporation (the “Company”) entered into an employment agreement (the “Agreement”) with Jan Kruger. Mr. Kruger was serving as President of the Company’s Postilion division. Effective as of September 14, 2007, Mr. Kruger will instead serve as President of the Company’s Enterprise division. The Agreement is for a three-year term and is subject to annual renewals for a period of 12 months unless either party gives 90 days notice of an intention not to renew. Under the terms of the Agreement, Mr. Kruger is entitled to an annual base salary of $275,000 and is eligible to participate in the Company’s management incentive bonus plan, with a 2007 on-target bonus amount of $150,000. In the event of termination without cause or resignation for good reason, Mr. Kruger is entitled to (i) receive a cash payment equal to one year of his then current annual salary payable over one year, (ii) receive a one time payment equal to the average of the prior three calendar years’ bonus paid, and (iii) continue to participate in the Company’s medical benefit plans for one year. Additionally, in the event Mr. Kruger is terminated within two years after a change in control, the Company shall cause all of the outstanding options then held by Mr. Kruger to be fully vested and exercisable, other than Mr. Kruger’s November 2006 grants which, in the event of termination, vest as described in the Company’s Proxy Statement filed with the Securities and Exchange Commission (“SEC”) on April 25, 2007. The foregoing description is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
     In addition, in connection with Mr. Kruger’s relocation from the United Kingdom to Atlanta, Georgia, Mr. Kruger will receive $82,500 (the “Relocation Amount”) for relocation expenses. In the event Mr. Kruger resigns from the Company or if he is terminated for cause prior to September 14, 2008, Mr. Kruger will be required to repay the Company the Relocation Amount, on a pro-rated basis, based on the termination date of his employment and September 14, 2008. Additionally, if Mr. Kruger is terminated from the Company without cause and is required to leave the United States as a result of such termination, the Company will reimburse Mr. Kruger for the actual expenses of his relocation outside of the United States, in an amount not to exceed $100,000.
ITEM 8.01. OTHER EVENTS.
     As previously reported, the Company was involved in litigation with Tradecard, Inc. relating to a claim of infringement of U.S. Patent 6,151,588 filed in the U.S. District Court for the Southern District of New York. The action was filed March 2003 against the Company, Bank of America Corporation and Bank of America National Association. In March 2006, a jury decided in the Company’s favor that it was not infringing and that Tradecard’s patent is invalid. Tradecard submitted a motion to the Federal District Court for reconsideration of the verdict. On September 6, 2007, the U.S. District Court for the Southern District of New York denied Tradecard’s motion for a new trial and for judgment as a matter of law. Tradecard may now appeal the verdict to the Federal Circuit Court of Appeals.
     On May 8, 2007, the Company announced that its Board of Directors had authorized a stock repurchase program under which the Company may repurchase up to $30 million of its common stock from time to time in open market and privately negotiated transactions as market and business conditions warrant. On August 9, 2007, the Company announced that its Board of Directors had approved a $20 million increase to its stock repurchase program, bringing the total authorization to $50 million. On September 14, 2007, the Company adopted a stock repurchase plan under Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to facilitate repurchases under its previously announced stock repurchase program, subject to certain price, market, volume and timing constraints specified in the plan. The Company may terminate the plan at any time. The Company’s 10b5-1 plan does not require that any shares be purchased, and there can be no assurance that any shares will be purchased.
     This Current Report contains forward-looking information, as that term is defined under the Exchange Act, including information regarding purchases by the Company of its common stock pursuant to a 10b5-1 stock repurchase plan. By their nature, forward-looking information and statements are subject to risks, uncertainties, and contingencies, including changes in price, volume and the volatility of the Company’s common stock, and unexpected or otherwise unplanned or alternative requirements with respect to the capital investments of the Company. The Company’s 2006 Annual Report on Form 10-K filed with the SEC on March 16, 2007, and subsequent filings with the SEC, include information regarding other risk factors and cautionary information. Except as provided by law, the Company does not undertake to update any forward-looking statement.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(d) Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated September 14, 2007, by and between S1 Corporation and Jan Kruger

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

S1 CORPORATION (Registrant)
/s/ John Stone
John Stone
Chief Financial Officer

Date: September 14, 2007

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated September 14, 2007, by and between S1 Corporation and Jan Kruger